Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LightPath Technologies, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-41705, 333-92017, 333-121389, 333-121385, 333-96083, 333-50976 and 333-50974) on Form S-8 and (Nos. 333-113814, 333-37443, 333-39641, 333-93179, 333-37622, 333-47992, 333-51474, 333-127053 and 333-133772) on Form S-3 of LightPath Technologies, Inc. of our report dated September 15, 2006, relating to the consolidated balance sheets of LightPath Technologies, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended June 30, 2006, which report appears in the June 30, 2006, annual report on Form 10-K of LightPath Technologies, Inc.

/s/ KPMG LLP

Certified Public Accountants

Orlando, Florida

September 28, 2006